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                                                       900 NORTH FEDERAL HIGHWAY
                                                                       SUITE 160
                                                  BOCA RATON, FLORIDA 33432-2754
                                                             TEL: (561) 395-0330
                                                             FAX: (561) 395-2081
                                             E-MAIL: firm@grassanoaccounting.com

[LOGO APPEARS HERE]
Grassano Accounting, P.A.

Certified Public Accountants & Business Consultants

www.grassanoaccounting.com                              N. Richard Grassano, CPA
                                                        (FL-NJ)


December 13, 2002



Board of Directors
Patron Holdings, Inc.
(Formerly Combined Professional Services, Inc.)
Attn: Mario Graul
1987 Selkirk Ct.
Barrington, IL 60010


Re: Resignation Letter


Dear Board of Directors:

As of the date of this letter, we hereby resign as auditors for Patron Holdings, Inc. (Formerly Combined Professional Services, Inc., the Company). We are resigning from the engagement because we are no longer able to provide the services which the Company requires.

As of the date of this letter, we also hereby withdraw our proposed engagement letter of April 17, 2002 for the audit of the Company's December 31, 2002 financial statements.

For the only audit that we performed (of the financial statements for the year ended December 31, 2001), we issued a going concern qualified opinion. The Company's management has always supplied us with all necessary information, and we have been able to rely on all of management's representations. There have been no scope limitations, and the internal controls have been adequate for the Company's management to develop reliable financial statements. The Company's management also has never disagreed with any of our adjustments or recommendations.


Sincerely,

/s/ N. Richard Grassano
N. Richard Grassano
President